Exhibit 99.1
For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Reports Third Quarter 2006 Financial Results
Company Announces 25% Sales Growth
Cambridge, MA (November 2, 2006) — ViaCell, Inc. (Nasdaq: VIAC) today announced its consolidated financial results for the third quarter ended September 30, 2006.
Total revenues were $14.7 million for the third quarter of 2006 compared to $11.7 million for the same period in 2005. Sales of ViaCord®, ViaCell’s product for the preservation of umbilical cord blood, generated revenues of $14.5 million in the third quarter of 2006, representing a 25 percent increase over the $11.6 million of revenues in the same period in 2005.
“We are seeing the results from our investments in ViaCord,” said Marc D. Beer, President and Chief Executive Officer. “The awareness and acceptance of cord blood preservation continues to grow, particularly in areas where we have a sales presence.”
Total operating expenses in the third quarter of 2006 were $19.9 million compared to $15.7 million for the same period in 2005.
•	Research and development expenses for the third quarter of 2006 were $3.6 million compared to research and development expenses of $3.3 million for the third quarter of 2005, reflecting ongoing clinical and preclinical testing of ViaCell’s therapeutic programs for cancer, cardiac disease, and diabetes as well as expenses related to ViaCyteSM, ViaCell’s product candidate intended to broaden reproductive choices for women through the cryopreservation of oocytes.
•	Sales and marketing expenses for the third quarter of 2006 were $9.9 million compared to sales and marketing expenses of $6.3 million in the third quarter of 2005. The higher sales and marketing expenses were a result of increased spending to drive ViaCord sales growth. This included an expansion of ViaCell’s sales force which was completed in the first half of 2006.
•	General and administrative expenses for the third quarter of 2006 were $4.5 million compared to $3.8 million in the third quarter of 2005. The increase relates primarily to the cost of additional infrastructure and compliance with Section 404 of the Sarbanes Oxley Act of 2002.
ViaCell recorded a one-time reversal of restructuring expense of $0.9 million in the third quarter of 2006 resulting from the sale of equipment in Germany, the reversal of accrued lease obligations following the termination of its facility lease in Langenfeld, Germany, and the reversal of amounts previously accrued as a possible repayment obligation to German grant authorities but that were subsequently determined by the German grant authorities not to have to be repaid. Previously, ViaCell maintained a laboratory and office facility in Germany following the acquisition of Kourion Therapeutics in 2003. In 2004, the German facility was closed and research activities were transitioned to the United States.
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ViaCell Reports Third Quarter 2006 Results, Page 2
The net loss attributable to common stockholders for the third quarter of 2006 was $4.5 million, or $0.12 per share, compared to a net loss attributable to common stockholders of $3.6 million, or $0.09 per share, for the corresponding period in 2005.
As of September 30, 2006, ViaCell had $52.1 million in cash, cash equivalents, and investments as compared to $56.7 million at June 30, 2006 and $60.5 million at December 31, 2005.
ViaCell reiterated today its financial guidance for 2006. The Company expects ViaCord sales growth of greater than 20 percent in 2006 compared to 2005. In 2006, the Company increased its sales and marketing expenses to drive sales growth and believes its sales and marketing expenses in the fourth quarter of 2006 will be approximately $10.0 million. Consequently, the Company expects net loss per share for the year ended December 31, 2006 to be in the range of $0.56 to $0.59 per share before charges for stock-based compensation expense and the one-time reversal of restructuring expense. The Company estimates that charges for stock-based compensation will be $0.08 to $0.09 per share for the year ended December 31, 2006, which, when combined with the $0.02 reversal of restructuring expense, will result in an expected GAAP-based net loss per share in 2006 of $0.62 to $0.66 per share.
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts today, November 2, 2006, at 10:00 a.m. Eastern Time to discuss its third quarter financial results. To participate by telephone, dial (913) 981-5592. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning November 2, 2006 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 5577440. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell, Inc.
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease, and diabetes. CB001, its lead cord blood derived stem cell therapy product candidate, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s reproductive health business commercializes ViaCord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyteSM, its investigational product candidate intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore. Additional information about ViaCell is available online at http://www.viacellinc.com.
This press release contains forward-looking statements regarding the Company’s financial outlook, including the potential for growth in the ViaCord business, the anticipated level of sales and marketing expenses, estimated charges for stock-based compensation and estimated net loss per share, the potential for new products and plans for its development programs. These statements are based on management’s current expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. For example, the Company’s financial performance and its ability to achieve its expectations for growth and stated financial goals may be negatively affected by the impact of competition in the umbilical cord preservation industry, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company or others in the industry, and by fluctuations in the level and timing of expenses as a result of difficulties or delays in the development of the Company’s product candidates or in connection with

ViaCell Reports Third Quarter 2006 Results, Page 3
licensing deals, collaborations, or other strategic efforts and any other unexpected expenses or costs. The development of product candidates and product offerings like those being developed by ViaCell involves a high degree of risk. The success of the Company’s development programs and the potential for new products could be negatively impacted by a number of factors, including new data regarding the safety or efficacy of the Company’s product candidates or offerings, unexpected delays, technical or intellectual property hurdles, or unexpected concerns or requirements raised by regulatory authorities, institutional review boards or clinical trial sites. The Company’s long-term financial performance and growth is dependent on the Company’s ability to bring new products to the marketplace. Currently, the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
— Financial Tables to Follow —

ViaCell Reports Third Quarter 2006 Results, Page 4
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Processing and storage revenues	$14,466	$11,555	$39,765	$32,718
Grant revenues	201	135	521	495

Total revenues	14,667	11,690	40,286	33,213
Operating expenses:
Cost of processing and storage revenues	2,893	2,169	7,757	6,151
Research and development	3,570	3,312	10,696	10,073
Sales and marketing	9,901	6,304	27,818	17,949
General and administrative	4,474	3,787	14,124	10,422
Restructuring	(890)	94	(1,070)	305

Total operating expenses (Note 1)	19,948	15,666	59,325	44,900

Loss from operations	(5,281)	(3,976)	(19,039)	(11,687)
Interest income (expense):
Interest income	827	531	2,354	1,305
Interest expense	(8)	(113)	(50)	(306)

Total interest income, net	819	418	2,304	999
Loss from operations before cumulative effect of change in accounting principle	(4,462)	(3,558)	(16,735)	(10,688)
Cumulative effect of change in accounting principle (Note 2)	—	—	283	—

Net loss	(4,462)	(3,558)	(16,452)	(10,688)
Accretion on redeemable convertible preferred stock	—	—	—	(987)

Net loss attributable to common stockholders	$(4,462)	$(3,558)	$(16,452)	$(11,675)

Net loss per share:
Net loss per common share, basic and diluted	$(0.12)	$(0.09)	$(0.43)	$(0.33)
Weighted average shares used in basic and diluted net loss per share computation	38,377	37,772	38,345	34,877
Pro forma net loss per common share, basic and diluted (Note 3)	$(0.12)	$(0.09)	$(0.43)	$(0.29)
Weighted average shares used in pro forma basic and diluted net loss per share computation	38,377	37,772	38,345	36,885
Note 1: The following table presents stock-based compensation expense for continuing operations included in the Company’s unaudited consolidated statements of operations (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Cost of processing and storage revenues	$17	$5	$49	$15
Research and development	85	34	325	194
Sales and marketing	73	45	200	165
General and administrative	579	940	1,711	1,444

Total stock-based compensation expense	$754	$1,024	$2,285	$1,818

Note 2: The requirement of Statement of Financial Accounting Standards No. 123R (FAS 123R) to estimate future forfeitures resulted in a cumulative benefit of $283,000 in the three months ended March 31, 2006 from the adoption of FAS 123R related to estimating forfeitures rather than recording the benefit of the forfeitures as they occur.

ViaCell Reports Third Quarter 2006 Results, Page 5
Note 3: The non-GAAP financial measure of pro forma basic and diluted net loss per common share presented below for the nine months ended September 30, 2005 is utilized by ViaCell’s management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion was recorded during both periods reported.
Reconciliation of GAAP Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and Diluted Net Loss
Per Common Share (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net loss attributable to common stockholders	$(4,462)	$(3,558)	$(16,452)	$(11,675)
Accretion on redeemable convertible preferred stock	—	—	—	987

Pro forma net loss attributable to common stockholders	$(4,462)	$(3,558)	$(16,452)	$(10,688)

Weighted average shares used in basic and diluted net loss per share calculation	38,377	37,772	38,345	34,877
Increase in weighted average common shares outstanding assuming conversion of preferred stock at January 1	—	—	—	2,008

Weighted average shares used in pro forma basic and diluted net loss per share calculation	38,377	37,772	38,345	36,885

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005

Cash, cash equivalents and investments	$52,116	$60,544
Accounts receivable, net	12,631	13,736
Other current assets	2,700	2,841
Property & equipment, net	8,507	8,702
Intangible assets, net	6,293	6,444
Other assets	1,976	1,963

Total assets	$84,223	$94,230

Current liabilities	17,587	16,175
Deferred revenue & rent	16,842	13,806
Contingent purchase price	8,155	8,155
Long-term debt	40	84
Stockholders’ equity	41,599	56,010

Total liabilities and stockholders’ equity	$84,223	$94,230

ViaCell® and ViaCord® are federally registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc.
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